Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Callaway Golf Company

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	15,974,662	$18.965(2)	$302,959,464.83(2)	$92.70 per $1,000,000	$28,084.35

Total Offering Amounts					$302,959,464.83		$28,084.35

Total Fee Offsets (3)							$0

Net Fee Due							$28,084.35

(1)

This Registration Statement registers 15,974,662 shares of common stock, $0.01 par value per share (the “Common Stock”) of Callaway Golf Company (the “Company”) pursuant to the Callaway Golf Company 2022 Incentive Plan (the “2022 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also cover any additional shares of Common Stock that become issuable under the 2022 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 24, 2022 ($18.965), which date is within five business days prior to filing this Registration Statement.

(3)	The Registrant does not have any fee offsets.